Exhibit 10.17

NO.	SE258388
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c. 57

AND

IN THE MATTER OF A PLAN, OF COMPROMISE OR ARRANGEMENT OF

TILT HOLDINGS INC.

PETITIONER

PETITION TO THE COURT

ON NOTICE TO:          Service List, attached hereto as Schedule “A”

The address of the registry is:

The Law Courts

800 Smithe Street

Vancouver, BC V6Z 2E1

The petitioner estimates that the hearing of the petition will take 2 hours.

☐This matter is an application for judicial review.

☒This matter is not an application for judicial review.

This proceeding is brought for the relief set out in Part 1 below by

☒The company named as petitioner in the style of proceeding above

☐[Name] (the Petitioner)

If you intend to respond to this Petition, you or your lawyer must:

(a)	file a Response to Petition in Form 67 in the above-named registry of this court within the time for Response to Petition described below, and

(b)	serve on the Petitioner

(i)	2 copies of the filed Response to Petition, and

(ii)	2 copies of each filed Affidavit on which you intend to rely at the hearing,

Orders, including orders granting the relief claimed, may be made against you, without any further notice to you, if you fail to file the Response to Petition within the time for response.

TIME FOR RESPONSE TO PETITION

A Response to Petition must be filed and served on the Petitioner,

(a)	if you were served with the Petition anywhere in Canada, within 21 days after that service,

(b)	if you were served with the Petition anywhere in the United States of America, within 35 days after that service,

(c)	if you were served with the Petition anywhere else, within 49 days after that service, or

(d)	if the time for response has been set by order of the court, within that time.

(1)	The ADDRESS FOR SERVICE of the Petitioner is:

McCarthy Tétrault LLP

Barristers & Solicitors

Suite 2400, 745 Thurlow Street

Vancouver, BC V6E OC5

Attention:	H. Lance Williams
Ashley Bowron

Email address for service of the Petitioner:	lwilliams@mccarthy.ca
abowron@mccarthy.ca
sdanielisz@mccarthy.ca

(2)The name and office address of the Petitioner’s lawyer:

(same as above)

CLAIM OF THE PETITIONER

PART 1	ORDER SOUGHT

1.TILT Holdings Inc., the “Petitioner”, seeks an “Initial Order” under the Companies Creditors Arrangement Act, R.S.C. 1985 c. C-36, as amended (the “CCAA”) substantially in the form attached as Schedule “B” to this Petition, among other things:

(a)	abridging the time for service and filing of this Petition;

(b)	declaring the Petitioner is a company to which the CCAA applies;

(c)	appointing PricewaterhouseCoopers Inc. (“PwC”) as an officer of this Court to monitor the assets, business, and financial affairs of the Petitioner (in such capacity, the “Monitor”); and

(d)

staying, for an initial period of not more than ten (10) days, all proceedings and remedies taken or that might be taken in respect of the Petitioner, the Monitor, or the directors and offices of the Petitioner, or affecting the, Petitioner’s Business or the Property (as are defined in the Initial Order), except with the written consent of the Petitioner and the Monitor, or with leave of the Court (the “Stay of Proceedings”).

2.Such further and other orders as this Court may deem just and convenient and as may be appropriate in the circumstances.

PART 2	FACTUAL BASIS

3.The facts in support of this Petition are set out in the Affidavit #1 of Tim Conder, made November 6, 2025 (the “Conder Affidavit”). Capitalized terms used but not otherwise defined in this Petition have the same meaning as ascribed to them in the Conder Affidavit.

4.	All references to currency in this affidavit are in United States dollars unless noted otherwise.

I.	Overview

5.The Petitioner is a publicly traded company in the cannabis industry, offering, through its various subsidiaries, a broad range of products and services, including inhalation technology hardware, cannabis cultivation and processing, and retail operations.

Conder Affidavit at para 5

6.The Petitioner is insolvent. The Petitioner’s only source of revenue is from its subsidiaries, who are highly levered with various secured debts. As a result, the Petitioner and its subsidiaries have been forced to enter into various alternative financing arrangements—such as establishing the trade payable credit line with Shenzhen Smoore Technology Limited (“Smoore”) described below, and entering forbearance agreements with a number of landlords—to address their financial challenges. The efforts to date have been insufficient and the Petitioner does not generate sufficient revenue to cover its monthly expenses.

Conder Affidavit at para 6

7.This restructuring is required to address these issues facing the Petitioner by restructuring its balance sheet and allowing it to cease being a publicly traded company. This is in the best interests of the Petitioner’s stakeholders.

Conder Affidavit at para 7

8.The Petitioner has developed a proposed plan of arrangement (the “Plan”) to ‘take the Petitioner private’. In short, the Petitioner’s secured noteholders will release the guarantee of the Petitioner under the secured notes in exchange for all of the issued and outstanding shares of the Petitioner. As the guarantee currently guarantees nearly $85 million, this is a material release. The existing share capital and all equity interests in the Petitioner will be cancelled and replaced with equity in favour of the secured noteholders. All other debts of the Petitioner, both secured and unsecured, will be unaffected. The restructuring will eliminate the material costs of being a public company and allow the new equity holders to continue to monetize the Petitioner’s plant-touching assets, focus on the vaporization hardware business, and make further investment.

Conder Affidavit at para 8

II.	Corporate Structure and Management

a.	Corporate Overview

9.The Petitioner is a publicly traded and reporting issuers incorporated in British Columbia, with shares listed on the Cboe Canada Exchange (symbol: “TILT”). The Petitioner’s registered office is located at Suite 2400, 745 Thurlow Street, Vancouver, British Columbia. The Petitioner has five directors, all of whom are resident in the United States.

Conder Affidavit at para 9;

Affidavit #1 of Susan Danielisz, made November 6, 2025

[Danielisz Affidavit] at Exhibit “U”

10.The Petitioner’s active business is headquartered in Phoenix, Arizona with operations spanning multiple states in the United States. The business is run through a number of subsidiaries (discussed below). The Petitioner’s operations in Canada include its registered office, its securities listing, an employee, and its primary counsel, McCarthy Tétrault LLP, with whom it has a cash retainer.

Conder Affidavit at para 10

11.The Petitioner posts detailed financial and other information on its business operations on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Conder Affidavit at para 12

12.The Petitioner manages a diverse portfolio of companies in the cannabis industry through two primary business segments: cannabis and accessories.

Conder Affidavit at para 1 3

13.The cannabis segment includes plant-touching operations such as cultivation, manufacturing, and retail dispensaries. Revenue is generated from wholesale sale of cannabis products and retail sales at dispensaries.

Conder Affidavit at para 14

14.The accessories segment includes ancillary products such as vaporization hardware. This segment is anchored by Jupiter Research LLC (“Jupiter”), which is a wholly owned subsidiary of the Petitioner.

Conder Affidavit at para 14

b.Organizational Chart

15.The Petitioner has 16 subsidiaries (collectively with the Petitioner, the “TILT Entities”). The following is a depiction of the Petitioner’s current corporate structure:

Conder Affidavit at para 15

16.Four of the TILT Entities have active operations: Jupiter, Standard Farms, LLC (“Standard Farms”), Standard Farms Ohio, LLC (“Standard Farms Ohio”), and Commonwealth Alternative Care, Inc. (“CAC”).

Conder Affidavit at para 16

17.Jupiter is based in Phoenix, Arizona and is the global distribution leader in the vaporization segment. Jupiter designs, manufactures (via third parties), and distributes vape hardware (CCELL) and other inhalation technologies. Jupiter supplies over 1,000 dispensaries and cannabis brands globally with cartridge and vaporizer products. Jupiter distributes to clients across over 35 U.S. states and internationally. Jupiter has become the primary focus of the Petitioner’s business strategy given its growth potential and lower regulatory burdens compared to ‘plant-touching’ operations.

Conder Affidavit at para 1 7

18.Standard Farms owns a cannabis production facility in White Haven, Pennsylvania. In September 2025, the Petitioner entered a management agreement with MariMed Advisors Inc. (“MariMed”) that transfers management of the day-to-day operations of Standard Farms to MariMed, while the Petitioner remains the permit holder of record.

Conder Affidavit at para 1 8

19.Standard Farms Ohio operates a facility in Elroy, Ohio and holds a provisional processing license in Ohio. The facility allows the TILT Entities to manufacture cannabis extracts and infused products for the Ohio medical market.

Conder Affidavit at para 19

20.CAC operates a facility in Taunton, Massachusetts that manufactures adult and medical use cannabis.

Conder Affidavit at para 20

21.The Petitioner is exploring options to monetise the assets of/its investment in Standard Farms, Standard Farms Ohio, and CAC.

Conder Affidavit at para 21

22.The Petitioner is the only applicant in the CCAA proceedings.

Conder Affidavit at para 22

c.Employees

23.The Petitioner employs 15 people, who are based across the United States and one of whom is based in Toronto, Ontario and is a Human Resources Information System analyst. Their roles are all commercial in nature, including roles such as the chief executive officer, interim chief financial officer, controller, and general counsel.

Conder Affidavit at para 23

d.Real Property

24.The Petitioner does not directly own or lease any real property. The Petitioner’s subsidiaries lease six properties all in the United States. The Petitioner has guaranteed Standard Farms’ lease in Pennsylvania and CAC’s lease in Massachusetts, both of which are in default and the subject of forbearance agreements with their respective landlords.

Conder Affidavit at para 24

III.	Financial Position of the Petitioner

a.Assets

25.As at September 30, 2025, the Petitioner had total current assets with a book value of approximately $2.7 million.

Conder Affidavit at para 27;

Danielisz Affidavit at Exhibit “V”

26.The Petitioner’s long-term assets include investments in subsidiaries and intercompany receivables. The subsidiaries are the primary obligators on a majority of the secured debt described below. As such, the investments in subsidiaries have unknown fair market value and the intercompany receivables are not collectable at this time and are unknown long-term value.

Conder Affidavit at para 28

b.Secured Obligations

27.The Petitioner has three “Secured Creditors”: (i) Smoore; (ii) the Junior Secured Noteholders (as defined below); and (iii) Entrepreneur Growth Capital LLC (“EGC”). The priority amongst the Secured Creditors is determined by the intercreditor agreements described below.

Conder Affidavit at para 29;

Danielisz Affidavit at Exhibit “X”

i.	Junior Secured Noteholders

28.The “Junior Secured Noteholders” are the holders of notes purchased from Jupiter, Jimmy Jang, L. P. (“Jimmy Jang”), Baker Technologies, Inc. (“Baker Technologies”), and CAC pursuant to the note purchase agreements described herein.1

Conder Affidavit at para 32

29.Jordan Geotas acts as the singular agent for all Junior Secured Noteholders (in such capacity, the “Noteholder Representative”).

Conder Affidavit at para 33

30.As of November 4, 2025, the Junior Secured Noteholders are owed approximately $84.2 million by the TILT Entities (the “Junior Secured Debt”). The Petitioner has guaranteed the Junior Secured Debt.

Conder Affidavit at para 34

A.	2019 Secured Notes

31.Pursuant to the Junior Secured Note Purchase Agreement, dated November 1, 2019 (as amended, the “2019 Secured Note Purchase Agreement”), the Junior Secured Noteholders purchased $36,180,000 in secured promissory notes from Jupiter, Jimmy Jang, Baker Technologies, and CAC.

Conder Affidavit at para 35;

Danielisz Affidavit at Exhibit “A”

32.The 2019 Secured Note Purchase Agreement was amended by the First Amendment to the Secured Note Purchase Agreement, dated February 15, 2023, pursuant to which the Junior Secured Noteholders purchased an additional $8,260,185 of secured promissory notes from Jupiter, Jimmy Jang, Baker Technologies, and CAC.

Conder Affidavit at para 36;

Danielisz Affidavit at Exhibit “B”

[1]	As of October 27, 2025, the Junior Secured Noteholders include: Mak One, LLLP; RHC 3, LLLP; Callisto Collaborations, LLC; Jordan Geotas; and Daniel Santy.

33.Pursuant to the Amended and Restated Guaranty, dated February 15, 2023 (the “2023 Guarantee”), between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities (which includes the Petitioner) guaranteed the obligations of Jupiter, Jimmy Jang, Baker Technologies, and CAC pursuant to the 2019 Secured Note Purchase Agreement.

Conder Affidavit at para 37;

Danielisz Affidavit at Exhibit “C”

34.As security for the 2019 Secured Note Purchase Agreement, the Petitioner executed the following security documents:

(a)

The Amended and Restated Security Agreement, dated February 15, 2023 (the “Feb 2023 Security Agreement”), between a number of the TILT Entities including the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all present and after-acquired property of those TILT Entities to secure all obligations owing by those TILT Entities to the Junior Secured Noteholders pursuant to the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

(b)

The Amended and Restated Canadian Security Agreement, dated February 15, 2023 between the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a first priority security interest in all present and future-acquired personal property of the Petitioner to secure all obligations owing by the Petitioner to the Junior Secured Noteholders pursuant to the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

(c)

The Trademark Security Agreement, dated February 15, 2023, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all of those TILT Entities’ interest in all trademarks and goodwill to secure all obligations owing by those TILT Entities to the Junior Secured Noteholders pursuant to the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

(d)	Pursuant to the Amended and Restated Pledge Agreement, dated February 15, 2023, between a number of the TILT Entities including the Petitioner and the

Noteholder Representative, those TILT Entities pledged to the Junior Secured Noteholders a first priority security interest in all present and after-acquired interest in all ownership interests in those TILT Entities and proceeds therefrom, as security for the 2019 Junior Secured Note Purchase Agreement and the 2023 Guarantee.

Conder Affidavit at para 38;

Danielisz Affidavit at Exhibits “D” – “G”

B.	2025 Secured Notes

35.Pursuant the Secured Note Purchase Agreement, dated November 3, 2025 (the “2025 Junior Secured Note Purchase Agreement”), the Junior Secured Noteholders purchased $2 million in secured promissory notes from Jupiter, Jimmy Jang, Baker Technologies, and CAC.

Conder Affidavit at para 39;

Danielisz Affidavit at Exhibit “H”

36.Pursuant to the Guaranty, dated November 3, 2025 (the “2025 Guarantee”), between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities (including the Petitioner) guaranteed the obligations of Jupiter, Jimmy Jang, Baker Technologies, and CAC pursuant to the 2025 Secured Note Purchase Agreement.

Conder Affidavit at para 40;

Danielisz Affidavit at Exhibit “I”

37.As security for the 2025 Secured Note Purchase Agreement, the Petitioner executed the following security documents:

(a)

The Security Agreement, dated November 3, 2025, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all present and after-acquired property of those TILT Entities to secure alt obligations owing by those TILT Entities to the Junior Secured Noteholders pursuant to the 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

(b)	The Canadian Security Agreement, dated November 3, 2025 between the Petitioner and the Noteholder Representative, granted the Junior Secured

Noteholders a first priority security interest in all present and future-acquired personal property of the Petitioner to secure all obligations owing by the Petitioner to the Junior Secured Noteholders pursuant to the 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

(c)

The Patent Security Agreement, November 3, 2025, between the Petitioner, Jupiter, and the Noteholder Representative, granted the Junior Secured Noteholders a security interest in all of the Petitioner and Jupiter’s interest in all patent and goodwill to secure all obligations owing by the Petitioner and Jupiter to the Junior Secured Noteholders pursuant to the 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

(d)

Pursuant to the Pledge Agreement, dated November 3, 2025, between a number of the TILT Entities including the Petitioner and the Noteholder Representative, those TILT Entities pledged to the Junior Secured Noteholders a first priority security interest in all present and after-acquired interest in all ownership interests in those TILT Entities and proceeds therefrom, as security for 2025 Junior Secured Note Purchase Agreement and the 2025 Guarantee.

Conder Affidavit at para 41;

Danielisz Affidavit at Exhibits “J” – “M”

ii.	EGC

38.EGC is the Petitioner’s working capital revolver lender and has provided an asset-backed lending facility to Jupiter that is guaranteed, in part, by the Petitioner.

Conder Affidavit at para 42

39.Jupiter and EGC entered into the Loan and Security Agreement, dated July 21, 2021 (as amended, the “EGC Loan and Security Agreement”) to fund Jupiter’s operations with a $10 million revolving credit loan (the “EGC Facility”). This was amended by the Joinder and First Amendment to Loan and Security Agreement, dated March 13, 2023, between EGC, Jupiter, and the Petitioner, to increase the revolving credit loan to $16.5 million.

Conder Affidavit at para 43;

Danielisz Affidavit at Exhibit “N”

40.Pursuant to the EGC Loan and Security Agreement, the Petitioner guaranteed $6 million of the principal amount owing by Jupiter to EGC pursuant to the EGC Loan and Security Agreement (the “EGC Guarantee”).

Conder Affidavit at para 44;

Danielisz Affidavit at Exhibit “O”

41.The EGC Guarantee is secured pursuant to the General Security Agreement, dated March 13, 2023, between the Petitioner and EGC (the “EGC General Security Agreement”). The EGC General Security Agreement grants EGC a security interest in all present and after-acquired property of the Petitioner to secure all obligations owing from the Petitioner to EGC.

Conder Affidavit at para 45;

Danielisz Affidavit at Exhibit “P”

42.As of November 3, 2025, EGC is owed approximately $2.4 million by the Petitioner (the “EGC Indebtedness”).

Conder Affidavit at para 46

iii.	Smoore

43.Smoore is a critical supplier of vaping product inventory for the TILT Entities. Given the TILT Entities’ financial challenges, Smoore agreed to continue supplying its inventory on secured credit terms.

Conder Affidavit at para 47

44.The Debt and Security Agreement, dated January 28, 2024, between Smoore and a number of the TILT Entities including the Petitioner (the “Smoore Debt and Security Agreement”), and corresponding Side Letter Agreement, dated January 28,2024,expanded the Petitioner and Jupiter’s existing trade payable credit line with Smoore (the “Smoore Facility”). Pursuant to the terms of the Smoore Debt and Security Agreement, Smoore agreed to continue to make sales of CCELL vape hardware products and ship on credit to Jupiter. In exchange, those TILT Entities agreed to guarantee the payment of any amount owed by Jupiter to Smoore in excess of the amounts for which Smoore receives through insurance provided by Sinosure, a Chinese export and credit insurance corporation, for any non-payment by Jupiter of invoices aged over 120 days (the “Covered Amounts”).

Conder Affidavit at para 48;

Danielisz Affidavit at Exhibit “Q”

45.As of November 4, 2025, Smoore is owed approximately $38.8 million by the Petitioner (the “Smoore Indebtedness”).

Conder Affidavit at para 49

46.Pursuant to the Guaranty, dated January 28, 2024, a number of the TILT Entities, including the Petitioner but excluding Jupiter, guaranteed the Covered Amounts (the “Smoore Guarantee”).

Conder Affidavit at para 50;

Danielisz Affidavit at Exhibit “R”

47.The Smoore Guarantee is secured under the Smoore Debt and Security Agreement by a security interest in all present and after-acquired property of those TILT Entities, including the Petitioner, to secure the Secured Obligations (as defined in the Smoore Debt and Security Agreement), which includes the amounts guaranteed under the Smoore Guarantee.

Conder Affidavit at para 51

iv.	Intercreditor Agreements

48.In connection with entering into the Smoore Debt and Security Agreement, the Petitioner, Jupiter, EGC, the Noteholder Representative, and Smoore entered into the Subordination and Intercreditor Agreement, dated January 28, 2024 (the “2024 Subordination and Intercreditor Agreement”) to set their relative priorities of their security interests. Nothing in the 2024 Subordination and Intercreditor Agreement amends the previous Subordination and Intercreditor Agreements.

Conder Affidavit at para 52;

Danielisz Affidavit at Exhibit “S”

49.Pursuant to the 2024 Subordination and Intercreditor Agreement, EGC and the Noteholder Representative agreed to subordinate their secured interests in the TILT Entities’ property securing their facilities, except the Working Capital Collateral (as defined in the 2024 Subordination and Intercreditor Agreement), to Smoore’s secured interests.

Conder Affidavit at para 53

50. In connection with entering into the 2025 Junior Secured Note Purchase Agreement, the Petitioner, EGC, the Noteholder Representative, Smoore, and Jupiter entered into the Subordination and Intercreditor Agreement, dated November 5, 2025 (the “2025 Subordination and Intercreditor Agreement”) to set their relative priorities of their security interests.

Conder Affidavit at para 54;

Danielisz Affidavit at Exhibit “T”

c.Unsecured Obligations

51.The Petitioner’s “Unsecured Liabilities” consist of $10.9 million of intercompany debt as of September 30, 2025 and accounts payables owed to various service providers.

Conder Affidavit at paras 55-56

IV.Outstanding Indebtedness

52.As at November 4, 2025, the Petitioner’s outstanding indebtedness is $126.8 million, consisting of:

(a)	“Secured Indebtedness” totalling $125.4 million, consisting of:

(i)	$84.2 million owing to the Junior Secured Noteholders;

(ii)	$38.8 million owing to Smoore;

(iii)	$2.4 million owing to EGC; and

(b)

“Unsecured Indebtedness” totalling $12.2 million, of which $10.9 million relates to intercompany debt with the other TILT entities, and approximately $1.3 million is accounts payable owing to various service providers, plus all accruing interest, fees (including, without limitation, solicitor’s fees as between a solicitor and their own client), costs, and expenses, pursuant to and in accordance with the terms of the relevant agreements between the Lender and the Debtors (collectively, the “Indebtedness”).

Conder Affidavit at para 58

V.Need for Creditor Protection

53.Given the Petitioner’s present financial and liquidity challenges, the Petitioner requires a stay of proceedings to provide them with the “breathing room” and stability needed to present the Plan to their creditors.

Conder Affidavit at para 59

54.In response to challenges in the cannabis industry, the Petitioner has made a number of recent divestments and is seeking to monetize or outsource most of its cultivation and retail assets.

Conder Affidavit at para 60

55.The Petitioner’s revenue in 2024 decreased approximately 30% from its 2023 revenue, showing continuing liquidity challenges. The headwinds in the cannabis sector—namely, price compression, limited financing options, and delayed U.S. regulatory reform—had resulted in significant losses for the Petitioner.

Conder Affidavit at para 61

56.The liquidity crisis has reached a critical juncture in the last fiscal year, despite a number of actions taken by management in an effort to reduce the Petitioner’s ongoing obligations and to obtain sufficient liquidity to support its short-term needs. The Petitioner has incurred recurring losses and negative cash flows from operations.

Conder Affidavit at para 62

57.The Jupiter business remains viable, but the current debt and loan obligations are unsustainable without a restructuring while in court protection. In particular, the ongoing costs of being a public company can no longer be supported and are unnecessary. All value resides with the creditors, and they are unprepared to provide continued support without the restructuring set out in the Plan. The Petitioner has already taken all reasonable measures outside of a court proceeding, including refinancing debt, monetizing assets, cutting costs, and attempting to raise funds, but nonetheless remains insolvent.

Conder Affidavit at para 63

VI.The Restructuring Plan

58.To address the Petitioner’s current financial difficulties and liquidity challenges, should the Court grant the Petitioner CCAA protection, the Petitioner intends to seek approval of a plan of arrangement (the “Plan”).

Conder Affidavit at para 64;

Danielisz Affidavit at Exhibit “Y”

59.Any capitalized terms in this section not otherwise defined herein have the meaning set out in the Plan.

60.The Plan contemplates the cancellation of all Existing Equity of the Petitioner. In exchange for terminating the 2023 Guarantee and reducing the Junior Secured Debt by $1,000 on a pro rata basis amongst the Junior Secured Noteholders, the Junior Secured Noteholders will either

(a)

be issued new common shares in the capital of the Petitioner (the “New Shares”) on a pro rata basis among the Junior Secured Noteholders based on the total amount of Junior Secured Debt being converted, or

(b)

where conversion to equity is not possible for a Junior Secured Noteholder, they shall be entitled to decline their pro rata share of New Shares and retain the Junior Secured Debt owed to them as against Jupiter only.

The net result is that the Junior Secured Noteholders will own 100% of the equity in the Petitioner on implementation.

Conder Affidavit at para 66

61.The Plan will be voted on by the only affected creditors: the Junior Secured Noteholders. The Unaffected Claims—which includes all other secured and unsecured creditors of the Petitioner—will continue unaffected after the implementation of the Plan and those with Unaffected Claims will not be entitled to vote or receive any distributions under the Plan in respect of such Unaffected Claims.

Conder Affidavit at para 67

62.The Plan also releases all claims against (i) the Petitioner; (ii) the Directors and Officers of the Petitioner; (iii) legal counsel to the Petitioner; (iv) the Monitor and its legal counsel; and (v) the Junior Secured Noteholders (the “Released Parties”) relating to any Claim.

Conder Affidavit at para 68

63.The Plan also waives any and all defaults of the Petitioner arising from commencing the CCAA proceedings, the filing of the Plan, or the transactions contemplated in the Plan.

Conder Affidavit at para 69

64.The Petitioner’s management believe that notwithstanding the current financial and liquidity challenges, taking steps to seek protection under the CCAA and pursue approval of the Plan will maximize value and achieve a better result for the creditors and other stakeholders of the Petitioner than a cessation of business and liquidation of the Petitioner’s assets.

Conder Affidavit at para 70

VII.The Restructuring Support Agreements

65.In the lead up to the commencement of these CCAA proceedings, the Petitioner has engaged with a number of its key stakeholders, including the Junior Secured Noteholders, regarding the Petitioner’s proposed restructuring plan. The Petitioner has executed restructuring support agreements with each of its Secured Creditors confirming their support of the Plan (the “RSAs”).

Conder Affidavit at para 71;

Danielisz Affidavit at Exhibit “Z”

66.In the event that the Initial Order is granted, the Petitioner intends to continue its engagement with stakeholders in advance of the hearing seeking an Amended and Restated Initial Order and the Meeting Order, with the goal of further refining its restructuring plan in a manner that addresses, to the extent possible in the circumstances, any concerns regarding the proposed path forward.

Conder Affidavit at para 72

VIII.Cash Flow Forecast

67.With the assistance of the proposed Monitor, the Petitioner has undertaken a cash flow analysis to determine the quantum of funding required to finance the Petitioner’s operations, assuming the Initial Order is granted, over the 6-week period through to the week ending December 19, 2026 (the “Cash Flow Forecast”).

Conder Affidavit at para 77 and Exhibit “A”

68.The Cash Flow Forecast indicates that the Petitioner will have sufficient liquidity to meet its obligations during the Stay of Proceedings.

Conder Affidavit at para 78

PART 3	LEGAL BASIS

69.The Petitioners rely upon:

(a)	the CCAA;

(b)	the Supreme Court Civil Rules, B.C. Reg. 168/2009, as amended;

(c)	the Business Corporations Act, S.B.C. 2002, c.57;

(d)	the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 (the “BIA”);

(e)	the inherent jurisdiction of this Court; and

(f)	such further and other legal basis as counsel may advise and this Honourable Court may permit.

I.	THE PETITIONER QUALIFIES FOR CCAA PROTECTION

a.	The meaning of “debtor companies” and “affiliated” debtor companies

70.The CCAA applies to a “debtor company” or “affiliated debtor companies” if the total claims against the debtor or its affiliates exceed $5 million. A “debtor company” is defined in s. 2 of the CCAA as, inter alia, a “company” that is “insolvent” or has committed an act of bankruptcy within the meaning of the BIA.

CCAA, s. 2

71.Section 3 of the CCAA includes affiliated debtor companies in the application of the CCAA. Pursuant to s. 3(2), companies are affiliated if one is the subsidiary of the other or both are controlled by the same person.

CCAA, s. 3

72.The following factors are important to consider when granting protection over affiliates of a company:

(a)	integration of high-level management between the applicants;

(b)	the use of a central cash management system between the applicants; and

(c)	a secured credit facility covering the applicants.

Smurfit-Stone Container Canada Inc., (Re), 2009 CanLII 2493 (ON SC), at paras. 8-9

b.	The meaninfl of “insolvency”

73.Whether a company is insolvent is evaluated by reference to the definition of “insolvent person” in the BIA, which provides that:

insolvent person means a person who is not bankrupt and who resides, carries on business or has property in Canada, whose liabilities to creditors provable as c/a/ms under this Act amount to one thousand dollars, and

(a)who is for any reason unable to meet his obligations as they generally become due,

(b)who has ceased paying his current obligations in the ordinary course of business as they generally become due, or

(c)the aggregate of whose property is not, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to enable payment of all his obligations, due and accruing due;

BIA, s. 2

74.In the context of the CCAA, this test has been interpreted expansively. If a company is “reasonably expected to run out of liquidity within a reasonable proximity of time as compared with the time reasonably required to implement a restructuring”, it is considered insolvent.

Stelco Inc., Re, 2004 CanLII 24933 (ON SC) at paras. 21-26

c.	The CCAA applies to the Petitioner

75.The Petitioner qualifies for protection under the CCAA as:

(a)	the Petitioner is a corporation incorporated under the laws of British Columbia, and therefore “companies” under the CCAA;

(b)	the Petitioner is insolvent, as they have run out of liquidity and are unable to meet their obligations as they become due;and,

(c)	the claims against the Petitioner greatly exceed $5 million.

Conder Affidavit, at paras 6, 9, 58, 63, and 79;

Danielisz Affidavit at Exhibit “U”

II.	CCAA Protection is Appropriate in the Circumstances

76.The CCAA is remedial legislation which gives courts flexible mechanisms with greater judicial discretion, relative to the BIA, to achieve the CCAA’s legislative purpose.

Century Services Inc. v. Canada (Attorney General), 2010 SCC 60

[Century Services] at para. 60

77.The CCAA’s distinguishing features is “a grant of broad and flexible authority to the supen/ising court to make the orders necessary to facilitate the reorganization of the debtor and achieve the CCAA’s objectives”.

Century Services at para. 1 9

78.In pursuit of the legislation’s remedial objectives, CCAA proceedings have evolved beyond their historical going-concern focus to permit outcomes that do not necessarily result in the debtor’s continuing operations in a restructured state. Rather, CCAA proceedings may result in some form of liquidation of the debtor company, which may involve, among other things: sale of the debtor company as a going concern, an “en-bloc” sale of assets, partial liquidation or downsizing of business operations, or a piecemeal sale of assets.

9354-9186 Quebec inc. v. Callidus Capital Corp., 2020 SCC 10 at paras. 40-44;

Alderbridge Way GP Ltd. (Re), 2022 BCSC 1436 at para 24

79.In the circumstances, the CCAA proceedings are the best means to restructure the Petitioner’s balance sheet. The Petitioner has developed the Plan to ‘take the Petitioner private’, which will address the liquidity concerns and allow the Petitioner to emerge with a cleansed balance sheet. The existing share capital and all equity interests will be cancelled. All other debts of the Petitioner, both secured and unsecured, will be unaffected.

III.	PwC Should be Appointed as the Monitor

80.Section 11.7 of the CCAA requires that a trustee be appointed to monitor the debtor company’s business and financial affairs.

CCAA, s. 11.7

81.PwC has consented to act as the Monitor in the CCAA Proceeding and is a trustee within the meaning of section 2(1) of the BIA. PwC is also not affected by any of the restrictions on entities that may act as Monitor in section 1 1.7(2) of the CCAA. PwC has extensive experience acting as a Court-appointed monitor in CCAA proceedings. As such, the PwC should be appointed as the Monitor in the CCAA proceedings.

First Conder Affidavit at para 76;

Danielisz Affidavit at Exhibit “AA”

IV.	The Stay of Proceedings is Necessary and Appropriate

82.CCAA s. 11.02 provides this Court jurisdiction to order a stay of proceedings to temporarily prevent creditors from initiating of advancing claims against the debtor company for no more than ten days. This Court may grant a stay of proceedings of up to ten (10) days on an initial petition, provided it is satisfied that: (i) such a stay is appropriate; and (ii) the Petitioner has acted in good faith and with due diligence.

CCAA, ss. 11.02(1) and (3)

83.The primary purpose of the CCAA stay is to maintain the status quo for a period while the debtor company consults with its stakeholders with a view to continuing its operations for the benefit of its creditors.

JTI-Macdonald Corp., Re, 2019 ONSC 1625 at para 12; and

Century Services Inc. v Canada (Attorney General), 2010 SCC 60

[Century Services] at para 60

84.The threshold for a stay is low and a debtor company only has to satisfy this Court that a stay of proceedings would “usefully further” its efforts to reorganize.

Century Services at para 70

85.The Court must not grant an order pursuant to s. 11 of the CCAA unless the applicant satisfies the Court that:

(a)	circumstances exist that make the order appropriate; and

(b)	on an application in respect of a debtor company other than an initial application, the applicant has acted, and is acting, in good faith and with due diligence.

CCAA, ss. 11.02(3)

86.Here, the Stay of Proceedings is necessary and appropriate to give the Petitioner the breathing space to seek approval and, if approved, implement the Plan. The Petitioner prepared a 6-week Cash Flow Forecast that demonstrates the Petitioner will have sufficient liquidity to meet its obligations during the requested stay.

First Conder Affidavit at para 73 and 77 and Exhibit “A”

V.	The Petitioner Should be Authorized to Incur No Further Costs in Connection with its Securities Filings Obligations

87.Pursuant to the Initial Order, the Petitioner is seeking relief to dispense with certain securities filing requirements. Specifically, the Petitioner seeks authorization to incur no further expenses in relation to any filings (including financial statements), disclosures, core or non-core documents, restatements, amendments to existing filings, press releases or any other actions (collectively, the “Securities Filings”) that may be required by any federal, provincial, or other law respecting securities or capital markets in Canada, or by the rules and regulations of a stock exchange, including, without limitation, the Securities Act, R.S.B.C. 1996, c. 418 and comparable statutes enacted by other provinces of Canada, the rules, regulations and policies of the Cboe Canada Exchange. The Initial Order also provides that none of the directors and officers, employees, and other representatives of the Petitioner, and the Monitor (and its directors, officers, employees, and representatives), shall have any personal liability for any failure by the Petitioner to make Securities Filings. Similar relief has been granted for reporting issuers under the CCAA.2

88.The Petitioner believes that incurring the time and costs associated with the Securities Filings would detract from their successful restructuring. Further, stakeholders will not be prejudiced given that detailed financial and other information on the Petitioner will continue to be publicly available through materials filed in these CCAA proceedings,

89.Finally, the language in the proposed Initial Order is limited to what is necessary for the Petitioner to focus on its restructuring and does not overreach by purporting to prohibit any securities regulator or stock exchange from taking any action or exercising any discretion that it may have as described in section 11.1(2) of the CCAA. Accordingly, the Petitioner believes that this relief is necessary and appropriate in the circumstances.

VI.The Statutory Requirements are Satisfied

90.Section 10(2) of the CCAA provides that an initial application under the CCAA must be accompanied by:

(a)	a statement indicating, on a weekly basis, the projected cash flow of the debtor company;

(b)	a report containing the prescribed representations of the debtor company regarding the preparation of the cash-flow statement; and,

(c)

copies of all financial statements, audited or unaudited, prepared during the year before the application or, if no such statements were prepared in that year, a copy of the most recent such statement.

CCAA, s. 10(2).

[2]

BZAM Ltd. Plan of Arrangement, initial order issued February 28, 2024 [CV-24-00715773-00CL] at paras 42-43; Aleafia Health Inc., amended and restated initial order issued August 4, 2023 [CV-23-00703350-00CL] at paras 45-46; MPX International Corporation, amended and restated initial order issued July 25, 2022 [CV-22-00684542-00CL] at para 46-47; CannTrust Holdings Inc., Re, initial order issued March 31, 2021 [Court File No. CV-20-00638930] at paras 46-47; Pure Global Cannabis, Inc., Re, initial order issued March 19, 2020 [CV-20-00638503-00CL] at para 49.

91.Each of these conditions have been satisfied based on evidence provided in support of this petition.

Conder Affidavit at Exhibit “A”;

Pre-Filing Report of the Proposed Monitor, dated Novembers, 2025

Danielisz Affidavit at Exhibits “U” and “W”

VII.	Notice was Appropriately Given

92.The Initial Order is being sought with short notice to the Petitioner’s stakeholders. The short notice with respect to this petition is necessitated by the urgency of the Petitioner’s need for relief and protection under the CCAA,

93.In this case, the Petitioner requires urgent relief due to their liquidity challenges and inability to pay liabilities as they become due. The proposed Comeback Hearing will ensure that all parties are able to attend the hearing to affirm and amend the Initial Order. In the circumstances, it is appropriate to grant the Initial Order on short notice.

Conder Affidavit at paras 59, 62, and 64

94.In accordance with the CCAA, the relief sought on an initial application is limited to such relief as is necessary in the circumstances:

An order made under section 11 at the same time as an order made under subsection 11.02(1) or during the period referred to in an order made under that subsection with respect to an initial application shall be limited to relief that is reasonably necessary for the continued operations of the debtor company in the ordinary course of business during that period.

CCAA, s. 11.001

95.The relief sought in the Initial Order is appropriate in the circumstances and is within this Court’s jurisdiction to grant.

PART 4 MATERIAL TO BE RELIED ON

1.	Affidavit #1 of Tim Conder, made November 6, 2025;

2.	Affidavit #1 of Susan Danielisz, made November 6, 2025;

3.Pre-Filing Report of the Proposed Monitor, dated November 6, 2025; and

4.Such further and other materials as counsel may advise and this Court may permit.

DATE:	November 6, 2025
Counsel for the Petitioner
McCarthy Tétrault LLP
(H. Lance Williams and Ashley Bowron)

To be completed by the court only:

Order Made

☐in the terms requested in paragraphs of Part 1 of this Petition

☐with the following variations and additional terms:

DATE:

	Signature of	☐ Judge
☐ Associate Judge

SCHEDULE “A”

NO.
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, S.B.C, 2002, c, 57

AND

IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT OF

TILT HOLDINGS INC.

PETITIONER

SERVICE LIST

McCarthy Tétrault LLP		Fasken Martineau DuMoulin LLP
Suite 2400, 745 Thurlow Street		Suite 2900, 550 Burrard Street
Vancouver, BC V6E OC5		Vancouver, BC V6C 0A3

Attention:	H. Lance Williams	Attention:	Kibben Jackson
	Ashley Bowron		Jessica Cameron
Mishaal Gill

Email:	lwilliams@mccarthy.ca	Email:	kjackson@fasken.com
	abowron@mccarthy.ca		jcameron@fasken.com
mgill@fasken.com

Counsel to the Petitioner		Counsel to the Junior Secured Noteholders

PricewaterhouseCoopers Inc.		Farris LLP
250 Howe Street, Suite 1400		700 West Georgia Street, Suite 2500
Vancouver, BC V6C 3S7		Vancouver, BC V7Y 1B3

Attention:	Michelle Grant	Attention:	Tevia Jeffries
Morag Cooper
	Spencer Oppal	Email:	tjeffries@farris.com

Email:	michelle.grant@pwc.com
morag.c.cooper@pwc.com
spencer.oppal@pwc.com

Proposed Monitor		Counsel to the Proposed Monitor

Borden Ladner Gervais LLP		Loeb & Loeb LLP
200 Burrard Street, Suite 1200		345 Park Avenue
Vancouver, BC V7X 1T2		New York, NY 10154

Attention:	Ryan Laity	Attention:	Miriam L. Cohen

Email:	rlaity@blg.com	Email:	mcohen@loeb.com

Counsel to Shenzhen Smoore Technology Limited		Counsel to Entrepreneur Growth Capital LLC

GOVERNMENT AGENCIES

The Government of British Columbia	Department of Justice Canada
Deputy Attorney General	British Columbia Regional Office
Ministry of Attorney General	900 – 840 Howe Street
PO Box 9290 Stn Prov Govt	Vancouver, BC V6Z 2S9
Victoria, BC V8W 9J7

Pacific Insolvency Intake Centre	BC Securities Commission
Surrey National Verification and	9th Floor, 701 West Georgia Street
Collection Centre	Vancouver, BC V7Y 1L2
Canada Revenue Agency
9755 King George Boulevard
Surrey, BC V3T 5E1

Office of the Superintendent of Bankruptcy
2000 - 300 West Georgia Street
Vancouver, BC V7Y 1C7

Email: osbccaa-laccbsf@ised-isde.gc.ca

E-Mail Distribution List

lwilliams@mccarthy.ca; abowron@mccarthy.ca; sdanielisz@mccarthy.ca; kdoumakis@mccarthy.ca; kjackson@fasken.com; jcameron@fasken.com; mgill@fasken.com; jbeaulieu@fasken.com; rlaity@blg.com; morag.c.cooper@pwc.com; michelle.grant@pwc.com; spencer.oppal@pwc.com; tjeffries@farris.com; mcohen@loeb.com; osbccaa-laccbsf@ised-isde.gc.ca;

SCHEDULE “B”

NO.
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985,C.C-36

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, C. 57

AND

IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT OF

TILT HOLDINGS INC.

PETITIONER

ORDER MADE AFTER APPLICATION

(INITIAL ORDER)

BEFORE THE HONOURABLE	)	FRIDAY, THE 7TH DAY
)
JUSTICE WILSON	)	OF NOVEMBER, 2025
)

ON THE APPLICATION of the Petitioner coming on for hearing at Vancouver, British Columbia, on the 7th day of November, 2025 (the “Order Date”); AND ON HEARING H. Lance Williams and Ashley Bowron, counsel for the Petitioner, and those other counsel listed on Schedule “A” hereto; AND UPON READING the material filed, including the First Affidavit of Tim Conder sworn November 6, 2025 (the “First Conder Affidavit”), the First Affidavit of Susan Danielisz sworn November 6, 2025 (the “First Danielisz Affidavit”), and the consent of Pricewaterhouse-Coopers Inc., to act as monitor; AND UPON BEING ADVISED that the secured creditors who are likely to be affected by the charges created herein were given notice; AND pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985 c. C-36, as amended (the “CCAA”), the British Columbia Supreme Court Civil Rules and the inherent jurisdiction of this Court;

THIS COURT ORDERS AND DECLARES THAT:

SERVICE

1.The time for service of the Petition dated November 7, 2025 (the “Petition”), is abridged such that it is properly returnable today and service of the Petition, the First Conder Affidavit, and the First Danielisz Affidavit is hereby deemed good and sufficient.

JURISDICTION

2.The Petitioner is a company to which the CCAA applies.

SUBSEQUENT HEARING DATE

3. The hearing of the Petitioner’s application for an extension of the Stay Period (as defined in paragraph 11 of this Order) and for any ancillary relief shall be held at the Courthouse at 800 Smithe Street, Vancouver, British Columbia at 3:45 p.m. on the 17th day of November, 2025 or such other date as this Court may order.

PLAN OF ARRANGEMENT

4.The Petitioner shall have the authority to file and may, subject to further order of this Court, file with this Court a plan of compromise or arrangement (hereinafter referred to as the “Plan”).

POSSESSION OF PROPERTY AND OPERATIONS

5.Subject to this Order and any further Order of this Court, the Petitioner shall remain in possession and control of its current and future assets, undertakings and properties of every nature and kind whatsoever, and wherever situate including all proceeds thereof (the “Property”), and continue to carry on its business (the “Business”) in the ordinary course and in a manner consistent with the preservation of the Business and the Property. The Petitioner shall be authorized and empowered to continue to retain and employ the employees, consultants, agents, experts, accountants, counsel and such other persons (collectively, “Assistants”) currently retained or employed by it, with liberty to retain such further Assistants as it deems reasonably necessary or desirable in the ordinary course of business or for carrying out the terms of this Order.

6.The Petitioner shall be entitled, but not required, to pay the following expenses which may have been incurred prior to the Order Date:

(a)

all outstanding wages, salaries, employee and pension benefits (including long and short term disability payments), vacation pay and expenses (but excluding severance pay) payable before or after the Order Date, in each case incurred in the ordinary course of business and consistent with the relevant compensation policies and arrangements existing at the time incurred (collectively “Wages”); and

(b)

the fees and disbursements of any Assistants retained or employed by the Petitioner which are related to the Petitioner’s restructuring, at their standard rates and charges, including payment of the fees and disbursements of legal counsel retained by the Petitioner, whenever and wherever incurred, in respect of:

(i)	these proceedings or any other similar proceedings in other jurisdictions in which the Petitioner or any subsidiaries or affiliated companies of the Petitioner are domiciled;

(ii)	any litigation in which the Petitioner is named as a party or is otherwise involved, whether commenced before or after the Order Date; and

(iii)	any related corporate matters.

7.Except as otherwise provided herein, the Petitioner shall be entitled to pay all expenses reasonably incurred by the Petitioner in carrying on the Business in the ordinary course following the Order Date, and in carrying out the provisions of this Order, which expenses shall include, without limitation:

(a)

all expenses and capital expenditures reasonably incurred and which are necessary for the preservation of the Property or the Business including, without limitation, payments on account of insurance (including directors’ and officers’ insurance), maintenance and security services, provided that any capital expenditure exceeding $50,000 shall be approved by the Monitor;

(b)

all obligations incurred by the Petitioner after the Order Date, including without limitation, with respect to goods and services actually supplied to the Petitioner following the Order Date (including those under purchase orders outstanding at the Order Date but excluding any interest on the Petitioner’s obligations incurred prior to the Order Date); and

(c)	fees and disbursements of the kind referred to in paragraph 6(b) which may be incurred after the Order Date.

8.The Petitioner is authorized to remit, in accordance with legal requirements, or pay:

(a)

any statutory deemed trust amounts in favour of the Crown in right of Canada or of any Province thereof or any other taxation authority which are required to be deducted from Wages, including, without limitation, amounts in respect of (i) employment insurance, (ii) Canada Pension Plan, (iii) Quebec Pension Plan, and (iv) income taxes or any such claims which are to be paid pursuant to Section 6(3) of the CCAA;

(b)

all goods and services or other applicable sales taxes (collectively, “Sales Taxes”) required to be remitted by the Petitioner in connection with the sale of goods and services by the Petitioner, but only where such Sales Taxes accrue or are collected after the Order Date, or where such Sales Taxes accrued or were collected prior to the Order Date but not required to be remitted until on or after the Order Date; and

(c)

any amount payable to the Crown in right of Canada or of any Province thereof or any political subdivision thereof or any other taxation authority in respect of municipal property taxes, municipal business taxes or other taxes, assessments or levies of any nature or kind which are entitled at law to be paid in priority to claims of secured creditors.

9.Except as specifically permitted herein, the Petitioner is hereby directed, until further Order of this Court:

(a)	to make no payments of principal, interest thereon or otherwise on account of amounts owing by the Petitioner to any of its creditors as of the Order Date except as authorized by this Order;

(b)	to make no payments in respect of any financing leases which create security interests;

(c)

to grant no security interests, trust, mortgages, liens, charges or encumbrances upon or in respect of any of its Property, nor become a guarantor or surety, nor otherwise become liable in any manner with respect to any other person or entity except as authorized by this Order;

(d)

to not grant credit except in the ordinary course of the Business only to its customers for goods and services actually supplied to those customers, provided such customers agree that there is no right of set-off in respect of amounts owing for such goods and services against any debt owing by the Petitioner to such customers as of the Order Date; and

(e)	to not incur liabilities except in the ordinary course of Business.

RESTRUCTURING

10.Subject to such requirements as are imposed by the CCAA and such covenants as may be contained in the Definitive Documents (as hereinafter defined), the Petitioner shall have the right to terminate the employment of such of its employees or temporarily lay off such of its employees as it deems appropriate to permit the Petitioner to proceed with an orderly restructuring of the Business (the “Restructuring”).

STAY OF PROCEEDINGS, RIGHTS AND REMEDIES

11.Until and including November 17, 2025, or such later date as this Court may order (the “Stay Period”), no action, suit or proceeding in any court or tribunal (each, a “Proceeding”) against or in respect of the Petitioner or the Monitor, or affecting the Business or the Property, shall be commenced or continued except with the written consent of the Petitioner and the Monitor or with leave of this Court, and any and all Proceedings currently under way against or in respect of the Petitioner or affecting the Business or the Property are hereby stayed and suspended pending further Order of this Court.

12.During the Stay Period, all rights and remedies of any individual, firm, corporation, governmental body or agency, or any other entities (all of the foregoing, collectively being “Persons” and each being a “Person”) against or in respect of the Petitioner or the Monitor, or affecting the Business or the Property, are hereby stayed and suspended except with the written consent of the Petitioner and the Monitor or leave of this Court.

13.Nothing in this Order, including paragraphs 11 and 12, shall: (i) empower the Petitioner to carry on any business which the Petitioner is not lawfully entitled to carry on; (ii) affect such investigations, actions, suits, or proceedings by a regulatory body as are permitted by Section 11.1 of the CCAA; (iii) prevent the filing of any registration to preserve or perfect a mortgage, charge or security interest (subject to the provisions of Section 39 of the CCAA relating to the priority of statutory Crown securities); or (iv) prevent the registration or filing of a lien or claim for lien or the commencement of a Proceeding to protect lien or other rights that might otherwise be barred or extinguished by the effluxion of time, provided that no further step shall be taken in respect of such lien, claim for lien or Proceeding except for service of the initiating documentation on the Petitioner.

NO INTERFERENCE WITH RIGHTS

14.During the Stay Period, no Person shall discontinue, fail to honour, alter, interfere with, repudiate, terminate or cease to perform any right, renewal right, contract, agreement, licence or permit in favour of or held by the Petitioner, except with the written consent of the Petitioner and the Monitor or leave of this Court.

CONTINUATION OF SERVICES

15.During the Stay Period, all Persons having oral or written agreements with the Petitioner or mandates under an enactment for the supply of goods and/or services, including without limitation all computer software, communication and other data services, centralized banking services, payroll services, insurance, transportation, services, utility or other services to the Business or the Petitioner, are hereby restrained until further Order of this Court from discontinuing, altering, interfering with, or terminating the supply of such goods or services as may be required by the Petitioner, and that the Petitioner shall be entitled to the continued use of its current premises, telephone numbers, facsimile numbers, internet addresses and domain names, provided in each case that the normal prices or charges for all such goods or services received after the Order Date are paid by the Petitioner in accordance with normal payment practices of the Petitioner or such other practices as may be agreed upon by the supplier or service provider and the Petitioner and the Monitor, or as may be ordered by this Court.

NON-DEROGATION OF RIGHTS

16.Notwithstanding any provision in this Order, no Person shall be prohibited from requiring immediate payment for goods, services, use of leased or licensed property, or other valuable consideration provided on or after the Order Date, nor shall any Person be under any obligation to advance or re-advance any monies or otherwise extend any credit to the Petitioner on or after the Order Date. Nothing in this Order shall derogate from the rights conferred and obligations imposed by the CCAA.

PROCEEDINGS AGAINST DIRECTORS AND OFFICERS

17.During the Stay Period, and except as permitted by subsection 11.03(2) of the CCAA, no Proceeding may be commenced or continued against the directors or officers of the Petitioner with respect to any claim against the directors or officers that arose before the date hereof and that relates to any obligations of the Petitioner whereby the directors or officers are alleged under any law to be liable in their capacity as directors or officers for the payment or performance of such obligations, until a compromise or arrangement in respect of the Petitioner, if one is filed, is sanctioned by this Court or is refused by the creditors of the Petitioner or this Court. Nothing in this Order, including in this paragraph, shall prevent the commencement of a Proceeding to preserve any claim against a director or officer of the Petitioner that might otherwise be barred or extinguished by the effluxion of time, provided that no further step shall be taken in respect of such Proceeding except for service of the initiating documentation on the applicable director or officer.

DIRECTORS AND OFFICERS INDEMNIFICATION

18.The Petitioner shall indemnify its directors and officers against obligations and liabilities that they may incur as directors or officers of the Petitioner after the commencement of the within proceedings, except to the extent that, with respect to any director or officer, the obligation or liability was incurred as a result of the director’s or officer’s gross negligence or wilful misconduct.

APPOINTMENT OF MONITOR

19.PricewaterhouseCoopers Inc. is hereby appointed pursuant to the CCAA as the “Monitor”, an officer of this Court, to monitor the business and financial affairs of the Petitioner with the powers and obligations set out in the CCAA or set forth herein, and that the Petitioner and its shareholders, officers, directors, and Assistants shall advise the Monitor of all material steps taken by the Petitioner pursuant to this Order, and shall co-operate fully with the Monitor in the exercise of its powers and discharge of its obligations and provide the Monitor with the assistance that is necessary to enable the Monitor to adequately carry out the Monitor’s functions,

20.The Monitor, in addition to its prescribed rights and obligations under the CCAA, is hereby directed and empowered to:

(a)	monitor the Petitioner’s receipts and disbursements;

(b)

report to this Court at such times and intervals as the Monitor may deem appropriate with respect to matters relating to the Property, the Business, and such other matters as may be relevant to the proceedings herein;

(c)	advise the Petitioner in the preparation of its cash flow statements, which information shall be reviewed with the Monitor;

(d)	advise the Petitioner in its development of the Plan and any amendments to the Plan;

(e)	assist the Petitioner, to the extent required by the Petitioner, with the holding and administering of creditors’ or shareholders’ meetings for voting on the Plan;

(f)

have full and complete access to the Property, including the premises, books, records, data, including data in electronic form, and other financial documents of the Petitioner, to the extent that is necessary to adequately assess the Petitioner’s business and financial affairs or to perform its duties arising under this Order;

(g)

be at liberty to engage independent legal counsel or such other persons as the Monitor deems necessary or advisable respecting the exercise of its powers and performance of its obligations under this Order; and

(h)	perform such other duties as are required by this Order or by this Court from time to time.

21.The Monitor shall not take possession of the Property and shall take no part whatsoever in the management or supervision of the management of the Business and shall not, by fulfilling its obligations hereunder, or by inadvertence in relation to the due exercise of powers or performance of duties under this Order, be deemed to have taken or maintained possession or control of the Business or Property, or any part thereof, and nothing in this Order shall be construed as resulting in the Monitor being an employer or a successor employer, within the meaning of any statute, regulation or rule of law or equity, for any purpose whatsoever.

22.Nothing herein contained shall require or allow the Monitor to occupy or to take control, care, charge, possession or management (separately and/or collectively, “Possession”) of any of the Property that might be environmentally contaminated, might be a pollutant or a contaminant, or might cause or contribute to a spilt, discharge, release or deposit of a substance contrary to any federal, provincial or other law respecting the protection, conservation, enhancement, remediation or rehabilitation of the environment or relating to the disposal of waste or other contamination including, without limitation, the Canadian Environmental Protection Act, the Fisheries Act, the British Columbia Environmental Management Act, the British Columbia Fish Protection Act and regulations thereunder (the “Environmental Legislation”), provided however that nothing herein shall exempt the Monitor from any duty to report or make disclosure imposed by applicable Environmental Legislation. For greater certainty, the Monitor shall not, as a result of this Order or anything done in pursuance of the Monitor’s duties and powers under this Order, be deemed to be in Possession of any of the Property within the meaning of any Environmental Legislation, unless it is actually in possession.

23.The Monitor shall provide any creditor of the Petitioner with information provided by the Petitioner in response to reasonable requests for information made in writing by such creditor addressed to the Monitor. The Monitor shall not have any responsibility or liability with respect to the information disseminated by it pursuant to this paragraph. In the case of information that the Monitor has been advised by the Petitioner is confidential, the Monitor shall not provide such information to creditors unless otherwise directed by this Court or on such terms as the Monitor and the Petitioner may agree.

24.In addition to the rights and protections afforded the Monitor under the CCAA or as an officer of this Court, the Monitor shall incur no liability or obligation as a result of its appointment or the carrying out of the provisions of this Order, save and except for any gross negligence or wilful misconduct on its part. Nothing in this Order shall derogate from the rights and protections afforded the Monitor by the CCAA or any applicable legislation.

ADMINISTRATION FEES

25.The Monitor, counsel to the Monitor, if any, and counsel to the Petitioner shall be paid their reasonable fees and disbursements, in each case at their standard rates and charges, by the Petitioner as part of the cost of these proceedings. The Petitioner is hereby authorized and directed to pay the accounts of the Monitor, counsel to the Monitor, and counsel to the Petitioner on a periodic basis and, in addition, the Petitioner is hereby authorized to pay to the Monitor, counsel to the Monitor, and counsel to the Petitioner, retainers in the amounts of $50,000, $15,000, and $125,000 respectively to be held by them as security for payment of their respective fees and disbursements outstanding from time to time.

26.The Monitor and its legal counsel shall pass their accounts from time to time, and for this purpose the accounts of the Monitor and its legal counsel are hereby referred to a judge of the British Columbia Supreme Court who may determine the manner in which such accounts are to be passed, including by hearing the matter on a summary basis or referring the matter to a Registrar of this Court.

RELIEF FROM REPORTING AND FILING OBLIGATIONS

27.The decision by the Petitioner to incur no further expenses in relation to any filings (including financial statements), disclosures, core or non-core documents, restatements, amendments to existing filings, press releases or any other actions (collectively, the “Securities Filings”) that may be required by any federal, provincial or other law respecting securities or capital markets in Canada, or by the rules and regulations of a stock exchange, including, without limitation, the Securities Act (British Columbia and comparable statutes enacted by other provinces of Canada, and any rules, regulations and policies of the Cboe Canada Exchange (collectively, the “Securities Provisions”), is hereby authorized, provided that nothing in this paragraph shall prohibit any securities regulator or stock exchange from taking any action or exercising any discretion that it may have of a nature described in section 11.1 (2) of the CCAA as a consequence of the Petitioner failing to make any Securities Filings required by the Securities Provisions.

28.None of the directors, officers, employees, and other representatives of the Petitioner nor the Monitor shall have any personal liability for any failure by the Petitioner to make any Securities Filings required by the Securities Provisions.

SERVICE AND NOTICE

29.The Monitor shall (i) without delay, publish in the Toronto Star a notice containing the information prescribed under the CCAA, (ii) within five days after Order Date, (A) make this Order publicly available in the manner prescribed under the CCAA, (B) send, in the prescribed manner, a notice to every known creditor who has a claim against the Petitioner of more than $1000, and (C) prepare a list showing the names and addresses of those creditors and the estimated amounts of those claims, and make it publicly available in the prescribed manner, all in accordance with Section 23(1)(a) of the CCAA and the regulations made thereunder.

30. The Petitioner and the Monitor are at liberty to serve this Order, any other materials and orders in these proceedings, any notices or other correspondence, by forwarding true copies thereof by prepaid ordinary mail, courier, personal delivery, or electronic transmission to the Petitioner’s creditors or other interested parties at their respective addresses as last shown on the records of the Petitioner and that any such service or notice by courier, personal delivery or electronic transmission shall be deemed to be received on the next business day following the date of forwarding thereof, or if sent by ordinary mail, on the third business day after mailing.

31.Any Person that wishes to be served with any application and other materials in these proceedings must deliver to the Monitor by way of ordinary mail, courier, personal delivery or electronic transmission a request to be added to a service list (the “Service List”) to be maintained by the Monitor. The Monitor shall post and maintain an up to date form of the Service List on its website at: https://www.pwc.com/ca/tilt

32.Any party to these proceedings may serve any court materials in these proceedings by emailing a PDF or other electronic copy of such materials to counsels’ email addresses as recorded on the Service List from time to time, and the Monitor shall post a copy of all prescribed materials on its website at: https://www.pwc.com/ca/tilt

33.Notwithstanding paragraphs 30 and 32 of this Order, service of the Petition, the Notice of Hearing of Petition, any affidavits filed in support of the Petition and this Order shall be made on the Federal and British Columbia Crowns in accordance with the Crown Liability and

Proceedings Act, R.S.C. 1985, c. C-50, and regulations thereto, in respect of the Federal Crown, and the Crown Proceeding Act, R.S.B.C. 1996, c. 89, in respect of the British Columbia Crown.

GENERAL

34.The Petitioner or the Monitor may from time to time apply to this Court for directions in the discharge of its powers and duties hereunder.

35.Nothing in this Order shall prevent the Monitor from acting as an interim receiver, a receiver, a receiver and manager, or a trustee in bankruptcy of the Petitioner, the Business or the Property.

36.Each of the Petitioner and the Monitor be at liberty and is hereby authorized and empowered to apply to any court, tribunal, regulatory or administrative body, wherever located, for the recognition of this Order and for assistance in carrying out the terms of this Order and the Monitor is authorized and empowered to act as a representative in respect of the within proceedings for the purpose of having these proceedings recognized in a jurisdiction outside Canada, including acting as a foreign representative of the Petitioner to apply to the United States Bankruptcy Court for relief pursuant to Chapter 15 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended.

37.The Petitioner may (subject to the provisions of the CCAA and the BIA) at any time file a voluntary assignment in bankruptcy or a proposal pursuant to the commercial reorganization provisions of the BIA if and when the Petitioner determines that such a filing is appropriate.

38.The Petitioner is hereby at liberty to apply for such further interim or interlocutory relief as it deems advisable within the time limited for Persons to file and serve Responses to the Petition.

39.Leave is hereby granted to hear any application in these proceedings on two (2) clear days’ notice after delivery to all parties on the Sen/ice List of such Notice of Application and all affidavits in support, subject to the Court in its discretion further abridging or extending the time for service.

40.Any interested party (including the Petitioner and the Monitor) may apply to this Court to vary or amend this Order on not less than seven (7) days’ notice to all parties on the Service

List and to any other party or parties likely to be affected by the order sought or upon such other notice, if any, as this Court may order.

41.Endorsement of this Order by counsel appearing on this application is hereby dispensed with.

42.This Order and all of its provisions are effective as of 12:01 a.m. local Vancouver time on the Order Date.

THIS COURT REQUESTS the aid and recognition of other Canadian and foreign Courts, tribunal, regulatory or administrative bodies, including any Court or administrative tribunal of any federal or State Court or administrative body in the United States of America, to act in aid of and to be complementary to this Court in carrying out the terms of this Order where required. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Petitioner and to the Monitor, as an officer of this Court, as may be necessary or desirable to give effect to this Order, to grant representative status to the Monitor in any foreign proceeding, or to assist the Petitioner and the Monitor and their respective agents in carrying out the terms of this Order.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of Lawyer for the Petitioner
McCarthy Tétrault LLP
(H. Lance Williams and Ashley Bowron)

BY THE COURT

REGISTRAR

Schedule “A”

LIST OF COUNSEL

Counsel Name	Party Represented